Exhibit 99.1

Hampden Bancorp, Inc. Reports Record High First Quarter Net Income, Earnings Per Share; Generates Quarterly Loan Growth with Improved Asset Quality

SPRINGFIELD, Mass.--(BUSINESS WIRE)--October 10, 2013--Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the first quarter ended September 30, 2013.

Net income reached $1.2 million for the three months ended September 30, 2013, or $0.22 per fully diluted share as compared to $761,000, or $0.14 per fully diluted share, for the same period in 2012. The $446,000 increase in net income to $1.2 million and $0.08 increase in diluted earnings per share (“EPS”) to $0.22 represent the largest quarter-end net income and EPS performance by Hampden Bancorp, Inc. since its inception. As previously reported, net income for the quarter ended June 30, 2013 was $618,000, or $0.11 per fully diluted share.

Overview

Glenn S. Welch, CEO and President stated, “We are proud to once again deliver record earnings per share with an increase of 100% over the prior quarter and 57% over the comparable quarter last year. These results demonstrate that the strategy being implemented by Hampden’s new management team is working. We are driving growth by leveraging our competitive strengths as a well-capitalized community bank, while improving efficiency and profitability across the organization. Our results this quarter-end reflected strong loan growth and improved fee income, as well as the benefit of continued expense reductions. We believe this momentum will allow us to continue to report strong earnings and deliver sustainable stockholder value based on a strong pipeline and a more efficient organization.

The majority of our key performance ratios showed significant improvement over the comparable first quarter of last year especially in the areas of return on average assets, return on average equity, and our efficiency ratio. We are addressing our margin compression challenge and were able to increase net interest income through strong loan growth, contributing more to the bottom line through enhanced fee income and strong expense control.

Our restructuring and elimination of several executive positions helped deliver a continued significant decline in non-interest expense. The run off of the majority of the costs associated with our 2008 Equity Incentive Plan also contributed. We continue to look for ways to achieve additional cost savings including strong vendor management and cost savings ideas generated by our employees.

Loan growth and demand continue to be strong, especially within the commercial loan area, which grew 6.8% within the quarter as outstanding loan commitments were funded. Our focus on providing community based banking to commercial clients is resonating well within our market place. We believe we can grow faster than our peers by providing relationship banking to local customers dissatisfied with their larger banks’ ability to provide good customer service in a timely manner.

We continue to sell the majority of our mortgage loans written in excess of 15 years. The fee income from these sales resulted in significant revenue in our last fiscal year. Although the recent rise and fluctuations in interest rates has slowed our mortgage production, we are focused on targeted marketing to customers and non-customers that may be eligible to participate in the government’s HARP Program. Based on the dates when these mortgages were initially underwritten, the refinancing of them will result in significant savings to the borrower and will allow us to sell them into the secondary market to generate fee income.

Based on the momentum of strong loan growth, solid fee income, and our cost control measures, we believe we are poised to continue to deliver solid earnings to our shareholders.”

Three Months Ended September 30, 2013

As noted above, the Company had a $446,000 increase in net income for the three months ended September 30, 2013 to $1.2 million, or $0.22 per fully diluted share, as compared to $761,000, or $0.14 per fully diluted share, for the same period in 2012.

The Company had an increase in net interest income of $87,000, or 1.8%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. For the three months ended September 30, 2013, interest expense decreased by $147,000, or 10.4%, compared to the three months ended September 30, 2012. This included a decrease in deposit interest expense of $157,000 due to a decrease in rates offset by an increase in the average balance of deposits, which was partially offset by an increase in borrowing interest expense of $10,000 due to an increase in balances offset by a decrease in rates. Interest and dividend income decreased $60,000, or 1.0%, for the three months ended September 30, 2013 compared to the same period last year mainly due to a $119,000 decrease in debt security investment income. The net interest margin declined to 3.10% for the three months ended September 30, 2013 compared to 3.32% in the three months ended September 30, 2012.

The provision for loan losses increased $50,000 for the three months ended September 30, 2013 compared to the same period in 2012 primarily due to current year loan growth.

For the three months ended September 30, 2013 there was an increase in total non-interest income of $137,000 compared to the three months ended September 30, 2012. For the three months ended September 30, 2013 there was a $194,000, or 160.3%, increase in other non-interest income which was mainly due to a $170,000 increase in the fair value of mortgage servicing rights; and a $54,000, or 10.5%, increase in customer service fees compared to the same period in 2012. During the three months ended September 30, 2013, the Company had an $86,000 gain on the sale of loans compared to $195,000 for the same period in 2012.

Non-interest expense decreased $459,000, or 10.3%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. There was a $259,000, or 10.4%, decrease in salaries and employee benefits and a $206,000, or 19.1%, decrease in other general and administrative expenses for the three months ended September 30, 2013 compared to the same period in 2012. The decrease in salaries and employee benefits was due to the Company’s restructuring of its senior management team, as well as a significant reduction in expenses related to grants under the 2008 Equity Incentive Plan. The decrease in other general and administrative expenses was mainly due to a decrease in debit card losses. The Company’s combined federal and state effective tax rate was 36.0% for the three months ended September 30, 2013 compared to 39.3% for the same period in 2012.

Balance Sheet

The Company’s total assets increased $43.2 million, or 6.6%, from $653.0 million at June 30, 2013 to $696.2 million at September 30, 2013. Net loans, including loans held for sale, increased $30.5 million, or 6.8%, to $482.1 million at September 30, 2013. The majority of the loan increase was in the commercial loan portfolio, which increased $28.2 million, or 12.1%, in total from June 30, 2013 to September 30, 2013. Commercial real estate loans increased $19.6 million, commercial construction loans increased $6.3 million, and commercial loans increased $2.3 million. The majority of the commercial construction loans are written to become permanent financing. The Company’s strategy continues to be focused on obtaining business loans. The Company’s local focus and ability to involve all levels of senior management combined with a capability to turn around loan decisions quickly has contributed to its strong loan growth without sacrificing loan quality or underwriting standards.

Non-performing assets totaled $4.8 million or 0.69% of total assets, at September 30, 2013 compared to $5.2 million, or 0.80% of total assets, at June 30, 2013. Total non-performing assets included $3.6 million of non-performing loans and $1.2 million of other real estate owned. From June 30, 2013 to September 30, 2013, residential mortgage non-performing loans have decreased $333,000; consumer, including home equity and manufactured homes, non-performing loans have decreased $48,000; commercial real estate non-performing loans have decreased $5,000; and commercial non-performing loans have decreased $3,000. A partial offset to these decreases was a $29,000 increase in home equity second lien non-performing loans. Impaired loans totaled $13.6 million as of September 30, 2013, of which $11.8 million, or 86.6%, are current with all payment terms. The Company has established $28,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.13% and the allowance for loan losses to non-performing loans ratio of 151.40% at September 30, 2013, management believes the allowance is sufficient to cover estimated losses.

Total liabilities increased $42.9 million, or 7.5%, from $569.3 million at June 30, 2013 to $612.2 million at September 30, 2013. Deposits increased $10.9 million, or 2.3%, to $485.7 million at September 30, 2013 from $474.8 million at June 30, 2013. Savings deposits increased $5.9 million, NOW accounts increased $4.2 million, and demand deposits increased $2.6 million. Money market accounts decreased $1.8 million, and certificates of deposits decreased $24,000. The Company’s focus remains to increase core deposits and reduce its time deposits.

Short-term borrowings increased $10.5 million, or 233.3%, to $15.0 million at September 30, 2013 from $4.5 million at June 30, 2013. Long-term debt increased $22.8 million, or 27.7%, to $105.3 million at September 30, 2013 from $82.5 million at June 30, 2013. The Company increased borrowings to fund loan growth.

Stockholders’ equity increased $324,000, or 0.4%, to $84.0 million at September 30, 2013 from $83.7 million at June 30, 2013. During the three months ended September 30, 2013, the Company purchased 17,622 shares of Company stock for $270,000 at an average price of $15.30 per share pursuant to the Company’s previously announced stock repurchase programs. In addition, the Company repurchased 260 shares of Company stock, at an average price of $15.52 per share, in the three months ended September 30, 2013 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participant for settlement of tax withholding obligations. In addition, there was a $635,000 decrease in accumulated other comprehensive income from June 30, 2013 to September 30, 2013 due to the continued impact of the rising interest rate environment on the fair value of securities available for sale. Partial offsets to the increase in treasury stock and decrease in accumulated other comprehensive income were an $890,000 increase in retained earnings, a $235,000 increase in additional paid in capital, a $106,000 decrease in ESOP unearned compensation and a $2,000 decrease in equity incentive plan unearned compensation. Our ratio of capital to total assets decreased to 12.1% at September 30, 2013 compared to 12.8% at June 30, 2013. The Company’s book value as of September 30, 2013 was $14.87 compared to $14.86 at June 30, 2013.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA (unaudited)

	At September 30,	At June 30,
	2013	2013
Selected Financial Condition Data:	(In Thousands)

Total assets	$696,150	$652,962
Loans, net (1)	482,089	451,621
Securities	139,112	138,730
Deposits	485,669	474,798
Short-term borrowings	15,000	4,500
Long-term debt	105,333	82,492
Total stockholders' equity	83,983	83,659
(1) Includes loans held for sale of $853,000 at September 30, 2013, and $1.3 million at June 30, 2013.

	For The Three Months Ended September 30,
	2013	2012
Selected Operating Results:	(In thousands, except share data)

Interest and dividend income, including fees	$6,149	$6,209
Interest expense	1,261	1,408
Net interest income	4,888	4,801
Provision for loan losses	100	50
Net interest income after provision for loan losses	4,788	4,751
Non-interest income	1,017	771
Gain on sales of loans, net	86	195
Non-interest expense	4,005	4,464
Income before income tax expense	1,886	1,253
Income tax expense	679	492
Net income	$1,207	$761

Basic earnings per share	$0.22	$0.14
Basic weighted average shares outstanding	5,432,485	5,495,803

Diluted earnings per share	$0.22	$0.14
Diluted weighted average shares outstanding	5,559,568	5,584,946

	For The Three Months Ended September 30,
	2013	2012
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.72%	0.49%
Return on average equity (ratio of net income to average equity)	5.77%	3.46%
Average interest rate spread (2)	2.91%	3.07%
Net interest margin (3)	3.10%	3.32%
Efficiency ratio (4)	66.85%	77.41%
Non-interest expense to average total assets	2.38%	2.90%
Non-interest income to average total assets	0.66%	0.63%
Dividend pay-out ratio (5)	28.08%	30.80%

(1) Ratios for the three months ended September 30, 2013 and 2012 are annualized.

(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities, annualized.

(3) The net interest margin represents net interest income as a percent of average interest-earning assets, annualized.

(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

(5) Dividends declared per share divided by basic net income per common share.

	At September 30,	At June 30,
	2013	2013
Asset Quality Ratios:
Non-performing loans to total loans	0.75%	0.88%
Non-performing assets to total assets	0.69%	0.80%
Allowance for loan losses to non-performing loans	151.34%	136.06%
Allowance for loan losses to total loans	1.13%	1.20%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com